_______________________________


                            XTRA CORPORATION

                    _______________________________


                        SHAREHOLDERS' AGREEMENT

                              by and among

                            INTERPOOL, INC.,

                      ATLAS CAPITAL PARTNERS LLC,

                    APOLLO INVESTMENT FUND IV, L.P.

                                 and

                    APOLLO OVERSEAS PARTNERS IV, L.P.

                    ________________________________


                       Dated as of June 18, 1998

                    ________________________________






                       SHAREHOLDERS' AGREEMENT

      SHAREHOLDERS' AGREEMENT (this "Agreement"), dated as of June 18, 1998, among INTERPOOL, INC., a Delaware corporation ("Interpool"), ATLAS CAPITAL PARTNERS LLC, a Delaware limited liability company and an Affiliate of Interpool ("Atlas"), Apollo Investment Fund IV, L.P., a Delaware limited partnership ("Apollo Investment"), and Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ("Apollo Overseas" and, together with Apollo Investment, "Apollo"), and such other persons to become parties to this Agreement as described herein.

                         W I T N E S S E T H:

      WHEREAS, pursuant to an Agreement and Plan of Merger and Recapitalization, dated as of June 18, 1998 (the "Recapitalization Agreement"), by and between XTRA Corporation, a Delaware corporation (the "Company"), and WHEELS MergerCo LLC, a Delaware limited liability company ("MergerCo"), MergerCo will be merged with and into the Company (the "Merger");

      WHEREAS, the parties desire to execute this Agreement for the purposes of, among other things, (i) establishing certain understandings with respect to the election of Interpool's nominees to the Company's Board of Directors, and (ii) limiting the manner and terms by which their shares of Common Stock (as defined below) of the Company may be transferred;

      NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

      Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

      "Affiliate" means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (c) any individual who is a member of the immediate family of any Person described in clause (a) or clause (b) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of 5% or more of the Voting Stock of such Person or
 (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of Common Stock, by contract or otherwise.

      "Agreement" means this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

      "Board of Directors" means the Board of Directors of the Company as from time to time hereafter constituted.

      "By-Laws" means the By-Laws of the Company in effect on the date hereof, substantially in the form of Exhibit A hereto, and as hereafter further amended in accordance with the terms hereof and pursuant to applicable law.

      "Certificate of Incorporation" means the Certificate of Incorporation of the Company as in effect on the date hereof, substantially in the form of Exhibit B hereto, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and pursuant to applicable law.

      "Commission" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

      "Common Stock" shall mean the common stock, par value $.50 per share, of the Company.

      "Exchange Act" means, as of any date, the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect and superseding such act, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute, and the rules and regulations thereunder.

      "Fair Market Value" means the fair market value of shares of Common Stock as determined from time to time by the Board of Directors as evidenced by a resolution thereof.

      "Permitted Transferee" has the meaning specified in Section 3.2.

      "Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

      "Pro Rata Portion" means, with reference to any Shareholder at any time, a fraction, the numerator of which is the number of shares of Common Stock then issued and outstanding and held by such Shareholder, and the denominator of which is the aggregate number of shares of Common Stock then issued and outstanding and held by the Shareholders taken together.

      "Securities Act" means, as of any date, the Securities Act of 1933, as amended, or any similar Federal statute then in effect and superseding such act, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute, and the rules and regulations thereunder.

      "Shareholder" means, (i) Atlas or Interpool, (ii) Apollo, (iii) any other investor in the Company who becomes a party hereto (the "Other Investors") and (iv) each Permitted Transferee who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof, in each case for so long as such person continues to hold shares of Common Stock.

      "Subsidiary" means, as to any Person, another Person of which outstanding Voting Stock having the power to elect a majority of the members of the board of directors (or comparable body or authority performing similar functions) of such other Person are at the time owned, directly or indirectly through one or more intermediaries, or both, by such first Person.

      "Voting Stock" means the Common Stock or any other class or classes of capital stock, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions).

      Section 2.  Management.

      Section 2.1.  Board of Directors.

      (a) Subject to the terms of this Agreement and the Certificate of Incorporation and the By-Laws, Apollo agrees to vote its shares of Voting Stock, for so long as Interpool or Atlas own, in the aggregate, more than 10% of the issued and outstanding Common Stock of the Company, for one nominee chosen by Interpool to be elected as a director of the Company and, for so long as Interpool or Atlas own, in the aggregate, 15% or more of the issued and outstanding Common Stock of the Company, for two nominees chosen by Interpool to be elected as directors of the Company (in either case, the "Interpool Director" or "Interpool Directors," as the case may be).

      (b) At the request of Interpool, Apollo agrees to vote its shares of Voting Stock of the Company for the removal of any director designated by Interpool upon the request of Interpool and shall not vote any of its shares of Voting Stock of the Company for the removal of any director designated by Interpool under any other circumstances. In the event that any director is unwilling or unable (by reason of death, resignation or otherwise) to serve as such or is removed in accordance with the terms of this Section 2.1(b), then the Shareholders, prior to the transaction of any other business by the Shareholders or the Board of Directors, shall elect the successor or replacement to such director upon the nomination of the person who designated such director.

      Section 2.2. No Conflict with Agreement. Each Shareholder shall vote its shares of voting Stock of the Company, and shall take all actions necessary, to ensure that the Certificate of Incorporation and By-Laws do not, at any time, conflict with the provisions of this Agreement.

      Section 3.  Transfers and Acquisitions of Common Stock.

      Section 3.1. Restrictions on Transfer. Each Shareholder agrees that such Shareholder will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Sections 3 and 4 only, a "transfer") any of its shares of Common Stock that may be issued hereafter to such Shareholder except as provided in Section 3.2. In addition to the other restrictions contained in this Section 3, each Shareholder agrees that it will not, directly or indirectly, transfer any of its shares of Common Stock except as permitted under the Securities Act and other applicable securities laws.

      Section 3.2.  Exceptions to Restrictions.  The provisions of Section
 3.1 shall not apply to any of the following transfers:

      (a)  Any transfer from Apollo to any Affiliate of Apollo.

      (b) Any transfer from Interpool or Atlas to any Person more than 50% of which based on an economic and voting basis is directly or indirectly beneficially owned, within the meaning of Section 13d-3 of the Exchange Act, by Martin Tuchman, Raoul J. Witteveen or Warren L. Serenbetz, either individually or in the aggregate.

      (c) Any transfer of shares of Common Stock in accordance with Section 4 hereof.

      (d) Any transfer by Apollo to any third party as long as Section 4.2 is complied with to the extent required thereby.

      (e) Any transfer by Interpool or Atlas after the third anniversary hereof(provided that prior to any transfer, the Person to which such transfer is to be made, agrees to be bound by Section 4.1).

 The exceptions in clauses (a) and (b) above are subject to the condition that each such Affiliate or other transferee referred to therein (each a "Permitted Transferee") shall execute the agreement referred to in Section 3.3(b) hereof. The provisions of this Agreement shall be applied to the shares of Common Stock acquired by any Permitted Transferee of a Shareholder in the same manner and to the same extent as such provisions were applicable to such shares of Common Stock in the hands of such Shareholder. Any reference in this Agreement to Apollo shall be deemed to include Apollo and its Permitted Transferees and any reference in this Agreement to Interpool shall be deemed to include Interpool and its Permitted Transferees.

 No transfer of any shares of Common Stock to a Permitted Transferee shall be effective unless such transfer is made (i) pursuant to an effective registration statement under the Securities Act and is qualified under applicable state securities or blue sky laws or (ii) without registration under the Securities Act and qualification under applicable state securities or blue sky laws, as a result of the availability of an exemption from registration and qualification under such laws, and such Shareholder shall have furnished to the Company a certificate or, if reasonably requested by the Company, an opinion of counsel, in either case reasonably satisfactory in form and substance to the Company and its counsel, to that effect; provided, however, that no such certificate or opinion of counsel shall be required in connection with a transfer of shares of Common Stock pursuant to Sections 4.1 or 4.2 hereof and that such opinion of counsel shall only be required in connection with a transfer of shares of Common Stock pursuant to Sections 3.2 (a) or (b) hereof if, after receiving a certificate, the Company reasonably requests that such opinion of counsel be delivered.

      Section 3.3.  Endorsement of Certificates.

      (a) Upon the execution of this Agreement, in addition to any other legend that the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing shares of issued and outstanding shares of Common Stock that are subject to any of the provisions of this Agreement shall be endorsed at all times as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED AS OF JUNE 18, 1998, BETWEEN CERTAIN OF THE COMPANY'S SHAREHOLDERS. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

      (b) Except as otherwise expressly provided in this Agreement, all certificates representing shares of Common Stock hereafter issued to or acquired by any of the Shareholders or their successors or assigns shall bear the legends set forth above, and the shares of Common Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of a party hereto shall be binding upon any transferee to whom shares of Common Stock are transferred by such party, whether or not such transfer is permitted under the terms of this Agreement. Prior to consummation of any such transfer, such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall be bound by and shall fully comply with the terms of this Agreement. Prompt notice shall be given to the Company and each Shareholder by the transferor of any transfer (whether or not to a Permitted Transferee) of any shares of Common Stock.

      Section 3.4. Improper Transfer. Any attempt to transfer or encumber any shares of Common Stock other than in accordance with the terms of this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

      Section 3.5. Restrictions on Purchase. Interpool agrees that, for a period of two years from the effective time of the Merger, Interpool will not, without the written consent of Apollo, acquire, directly or indirectly, any shares of Common Stock (or any other shares of capital stock) of the Company, whether in open market purchases, privately negotiated transactions, brokerage transactions or otherwise, unless Interpool shall have delivered to Apollo an opinion of the Company's independent auditors to the effect that any such acquisition would not have an adverse effect on the accounting treatment of the transactions consummated under the Recapitalization Agreement, as contemplated under
 Section 7.2(8) thereof.

      Section 4.  Drag-Along Rights; Tag-Along Rights.

      Section 4.1.  Drag-Along Rights.

      (a) If Apollo approves or authorizes a sale or exchange, whether directly or pursuant to a merger, consolidation or otherwise (the "Company Sale"), of at least a majority of the then outstanding Common Stock in a bona fide arm's-length transaction to a third party that is not an Affiliate of Apollo or of the Company (an "Independent Third Party"), then Apollo shall have the right, subject to all the provisions of this Section
 4.1 (the "Drag-Along Right"), to require each of the other Shareholders to
 (i) if such Company Sale is structured as a sale of stock, sell, transfer and deliver or cause to be sold, transferred and delivered to such Independent Third Party all shares of Common Stock owned by them or (ii) if such Company Sale is structured as a merger, consolidation or other transaction requiring the consent or approval of the Company's shareholders, vote such Shareholder's shares of Voting Stock in favor thereof, and otherwise consent to and raise no objection to such transaction, and waive any dissenters' rights, appraisal rights or similar rights that such Shareholder may have in connection therewith; and, in any such event, except to the extent otherwise provided in subsection (c) of this Section 4.1, each such other Shareholder shall agree to and shall be bound by the same terms, provisions and conditions (including, without limitation, provisions in respect of indemnification) in respect of the Company Sale as are applicable to Apollo.

      (b) If Apollo desires to exercise Drag-Along Rights, it shall give written notice to the other Shareholders (the "Drag-Along Notice") of the Company Sale, setting forth the name and address of the transferee, the date on which such transaction is proposed to be consummated (which shall be not less than 30 days after the date such Drag-Along Notice is given), and the proposed amount and form of consideration and terms and conditions of payment offered by such transferee, including, without limitation, the material terms of any debt or equity securities proposed to be included as part of such consideration, identifying the issuer or issuers thereof.

      (c) The obligations of the Shareholders in respect of a Company Sale under this Section 4.1 are subject to the satisfaction of the following conditions: (i) upon the consummation of the Company Sale, the same form of consideration and the same portion of the aggregate consideration realized upon such Company Sale shall be paid or distributed in respect of each share of Common Stock then issued and outstanding; (ii) if any Shareholder is given an option as to the form and amount of consideration to be received, each Shareholder will be given the same option; and (iii) each Shareholder who holds then currently exercisable rights to acquire shares of Common Stock will be given a reasonable opportunity to exercise such rights prior to the consummation of the Company Sale and thereby to participate in such sale as a holder of such Common Stock.

      (d) Notwithstanding anything else in this Agreement to the contrary, the rights provided in this Section 4.1 shall terminate when the Common Stock is listed on a national stock exchange or quoted on the Nasdaq National Market and has a public float of $100 million or more.

      Section 4.2.  Tag-Along Rights.

      (a) Notwithstanding anything in this Agreement to the contrary, except in the case of (i) transfers by Apollo to a Permitted Transferee referred to in Section 3.2 (a) hereof, and (ii) transactions where Drag-Along Rights are exercised pursuant to Section 4.1 hereof, Apollo shall refrain from effecting any sale of 15% or more of the outstanding Common Stock of the Company in any one transaction or a series of transactions unless, prior to the consummation thereof, the other Shareholders shall have been afforded the opportunity to join in such sale on a pro rata basis, as hereinafter provided in this Section 4.2.

      (b) Prior to consummation of such proposed sale, Apollo shall cause the person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer in writing (the "Purchase Offer") to purchase shares of Common Stock owned by the other Shareholders, such that the number of shares of such Common Stock so offered to be purchased from the other Shareholders shall be equal to the product obtained by multiplying the aggregate number of shares of Common Stock proposed to be purchased by the Proposed Purchaser by such other Shareholder's Pro Rata Portion. If the Purchase Offer is accepted by any other Shareholder, then the number of shares of Common Stock to be sold to the Proposed Purchaser by Apollo shall be reduced by the aggregate number of shares of Common Stock to be purchased by the Proposed Purchaser from such other Shareholder pursuant thereto. Such purchase shall be made on the same terms and conditions as the Proposed Purchaser shall have offered to purchase shares of Common Stock to be sold by Apollo (net, in the case of any options, warrants or rights, of any amounts required to be paid by the holder upon exercise thereof). The other Shareholders shall have 20 days from the date of receipt of the Purchase Offer during which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 days after such acceptance or at such other time as the other Shareholders and the Proposed Purchaser may agree.

      (c) Notwithstanding anything else in this Agreement to the contrary, the rights provided in this Section 4.2 shall terminate when the Common Stock is listed on a national stock exchange or quoted on the Nasdaq National Market and has a public float of $100 million or more.

      Section 4.3.  Pre-Sale Notification.

      (a) If Apollo on the one hand, or Interpool and Atlas, on the other, shall determine to sell shares of Common Stock to an unaffiliated third party, the selling party shall notify the other party of the intentions to sell at least fourteen days prior to entering into any definitive agreement providing for the sale of such Common Stock to an unaffiliated third party.

      (b) Notwithstanding anything else in this Agreement to the contrary, the rights provided in this Section 4.3 shall terminate when either Apollo or Interpool/Atlas owns less than 50% of the number of shares of Common Stock owned by it as of the Effective Time (as defined in the Recapitalization Agreement), as such numbers are appropriately adjusted for stock splits, stock dividends or other similar transactions.

      Section 5.  Miscellaneous.

      Section 5.1.  Pro Rata Investment Right.

      (a) If Apollo is offered the opportunity to purchase additional shares of Common Stock and determines to accept such offer, Apollo will take all steps that may be necessary to ensure that Interpool and Atlas are given the opportunity to purchase on the same terms of Apollo a number of shares of Common Stock such that if Interpool and Atlas accepted the offer, each of Apollo, Interpool and Atlas would purchase shares of Common Stock in proportion to their relative ownership interests in the Company.

      (b) Notwithstanding anything else in this Agreement to the contrary, the rights provided in this Section 5.1 shall terminate when the Common Stock is listed on a national stock exchange or quoted on the Nasdaq National Market and has a public float of $100 million or more.

      Section 5.2. Ownership of Atlas. Interpool hereby represents that Martin Tuchman, Raoul J. Witteveen and/or Warren L. Serenbetz, directly or indirectly (through Interpool or otherwise), beneficially own, and will beneficially own for at least three years after the date hereof, more than 50% of the economic and voting rights of Atlas.

      Section 5.3. Confidentiality. All non-public or confidential materials and information obtained by any Shareholder with respect to the Company or its Subsidiaries, whether by reason of its nominee sitting on the Company's Board of Directors or otherwise shall be kept confidential and shall not be disclosed to any third party except (a) as has become generally available to the public (other than through disclosure by such Shareholder in contravention of this Agreement), (b) to such Shareholder's directors, officers, trustees, partners, employees, agents, and professional consultants on a need to know basis, (c) to any other holder of shares of Common Stock, (d) to any Person to which such Shareholder offers to sell or transfer any shares of Common Stock, provided that the prospective transferee shall agree to be bound by the provisions of this
 Section 5.3, (e) in any report, statement, testimony or other submission to any governmental authority having or claiming to have jurisdiction over such Shareholder, or (f) in order to comply with or otherwise any law, rule, regulation, or order applicable to such Shareholder, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Shareholder in the course of any litigation, investigation or administrative proceeding.

      Section 5.4. Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Shareholder may assign any of its rights hereunder to any Person other than a transferee that has complied in all respects with the requirements of this Agreement (including, without limitation, Section 3.3 hereof). The Company may not assign any of its rights hereunder to any other Person. If any transferee of any Shareholder shall acquire any shares of Common Stock in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

      Section 5.5.  Amendment and Modification; Waiver of Compliances;
 Conflicts.

      (a) This Agreement may be amended only by a written instrument duly executed by all of the Shareholders. In the event of the amendment or modification of this Agreement in accordance with its terms, the Shareholders shall use their best efforts to cause the Board of Directors to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Certificate of Incorporation and By-Laws that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Shareholders entitled to vote thereon, and the Shareholders agree to vote in favor of such amendments.

      (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      (c) In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail.

      Section 5.6. Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or sent by telecopy (with such telecopy to be confirmed promptly in writing sent by first class mail), sent as follows:

           (i)  If to Apollo, addressed to:

                c/o Apollo Management IV, L.P.
                1301 Avenue of the Americas
                38th Floor
                New York, New York  10019
                Attention:  Michael Gross
                Telecopy:  (212) 261-4071

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York  10022
                Attention:  David J. Friedman, Esq.
                Telecopy:  (212) 735-2000

           (ii) If to Interpool or Atlas, addressed to:

                Interpool, Inc.
                635 Third Avenue
                New York, New York  10017
                Attention:  Martin Tuchman
                Telecopy:   (212) 687-8403

                Atlas Capital Partners
                633 Third Avenue
                New York, New York  10017
                Attention:  Mitchell I. Gordon
                Telecopy:  (212) 916-3284

           with a copy (which copy shall not constitute notice) to:

                Camhy Karlinsky & Stein LLP
                1740 Broadway
                New York, New York  10019
                Attention:  Daniel DeWolf
                Telecopy:  (212) 977-8389

 or to such other address or addresses or telecopy number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by telecopy, or three business days after being so mailed.

      Section 5.7.  Entire Agreement; Governing Law.

      (a) This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Shareholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Certificate of Incorporation) to which the Company is a party. Neither the Company nor any Subsidiary of the Company will hereafter enter into any agreement with respect to its equity or debt securities which is inconsistent with the rights granted to any Shareholder under this Agreement without obtaining the prior written consent of the Shareholder. This Agreement shall become effective at the Effective Time.

      (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF).

      Section 5.8. Injunctive Relief. The Shareholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Shareholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Shareholders agree that each Shareholder shall be entitled to, an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Shareholder from committing any violations of the provisions of this Agreement.

      Section 5.9. Availability of Agreement. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Shareholder upon request at the principal executive offices of the Company.

      Section 5.10. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 5.11. Recapitalizations, Exchanges, Etc. Affecting the Shares of Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the shares of Common Stock and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

      Section 5.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                          APOLLO MANAGEMENT IV, L.P.
                          on behalf of its managed investment funds, Apollo Investment Funds IV, L.P. and
                          Apollo Overseas Partners IV, L.P.

                          By Apollo Capital Management IV, Inc.
                          Its General Partner



                          By:  /s/ Andrew Africk
                              --------------------------------------
                              Name:   Andrew Africk
                              Title:  Vice President


                          INTERPOOL, INC.


                          By:  /s/ Martin Tuchman
                              -------------------------------------
                              Name:   Martin Tuchman
                              Title:  Chairman, CEO


                          ATLAS CAPITAL PARTNERS LLC



                          By:  /s/ Mitchell Gordon
                              ------------------------------------
                              Name:   Mitchell Gordon
                              Title:  President





                             TABLE OF CONTENTS
                          (Not Part of Agreement)


 Section                  Heading                                      Page

 -------                  -------                                      ----
 1.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . .   1


 2.  Management  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      2.1.  Board of Directors . . . . . . . . . . . . . . . . . . . .   3
      2.2.  No Conflict with Agreement . . . . . . . . . . . . . . . .   4


 3.  Transfers and Acquisitions of Common Stock  . . . . . . . . . . .   4
      3.1.  Restrictions on Transfer . . . . . . . . . . . . . . . . .   4
      3.2.  Exceptions to Restrictions . . . . . . . . . . . . . . . .   4
      3.3.  Endorsement of Certificates  . . . . . . . . . . . . . . .   6
      3.4.  Improper Transfer  . . . . . . . . . . . . . . . . . . . .   6
      3.5.  Restrictions on Purchase . . . . . . . . . . . . . . . . .   7


 4.  Drag-Along Rights; Tag-Along Rights . . . . . . . . . . . . . . .   7
      4.1.  Drag-Along Rights  . . . . . . . . . . . . . . . . . . . .   7
      4.2.  Tag-Along Rights . . . . . . . . . . . . . . . . . . . . .   8
      4.3.  Pre-Sale Notification  . . . . . . . . . . . . . . . . . .   9


 5.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      5.1.  Pro Rata Investment Right  . . . . . . . . . . . . . . . .  10
      5.2.  Ownership of Atlas . . . . . . . . . . . . . . . . . . . .  10
      5.3.  Confidentiality  . . . . . . . . . . . . . . . . . . . . .  10
      5.4.  Successors and Assigns . . . . . . . . . . . . . . . . . .  11
      5.5.  Amendment and Modification; Waiver of
              Compliances; Conflicts . . . . . . . . . . . . . . . . .  11
      5.6.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  12
      5.7.  Entire Agreement; Governing Law  . . . . . . . . . . . . .  13
      5.8.  Injunctive Relief  . . . . . . . . . . . . . . . . . . . .  13
      5.9.  Availability of Agreement  . . . . . . . . . . . . . . . .  14
      5.10. Headings . . . . . . . . . . . . . . . . . . . . . . . . .  14
      5.11. Recapitalizations, Exchanges, Etc. Affecting
              the Shares of Common Stock; New Issuances  . . . . . . .  14
      5.12. Counterparts . . . . . . . . . . . . . . . . . . . . . . .  14